Exhibit 99.7

                   Avocent Acquires Sonic Mobility;
Acquisition Adds Wireless Network Administration from and of PDAs and
                             Smartphones

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Sept. 1, 2004--Avocent Corporation (Nasdaq:AVCT) today announced that it acquired Sonic Mobility Inc., a privately-held company located in Calgary, Canada. The agreement provides for a total cash purchase price of $8 million plus the assumption of liabilities and payment of certain transaction costs.
    "The Sonic Mobility acquisition adds a suite of software products for secure wireless systems administration and mobile device management on multiple platforms, including BlackBerry, Pocket PC, and Palm platforms," stated John R. Cooper, president and chief executive officer of Avocent Corporation. "Avocent currently provides management and access solutions for fixed IT assets and believes the addition of Sonic Mobility's proprietary products will expand our markets to include solutions for the fast-growing market for mobile IT assets."
    Sonic Mobility's products include sonicadmin, software for mobile devices that allows management of network and data center infrastructure, sonicsecureweb, security software for intranet and extranet resource access from mobile handheld devices, and sonicsentry, a software solution for managing mobile devices centrally by IT administrators.
    The sonicadmin software uses a real-time secure proxy model to perform many routine server administrative functions from a mobile device. For example, the administrator can reboot a server, unlock/change passwords, restart services not functioning properly, view event logs, move files and send messages to logged-in users. Microsoft has licensed sonicadmin to be the software that drives the Windows 2003 Mobile Admin Pack.
    Sonic Mobility recently introduced sonicsentry, a software product for the remote control and administration of PDAs and smart phones that connect to a computer network. The new product adds a new level of network security for mobile devices. IT administrators can monitor all mobile devices for current status, apply passwords to unprotected devices and manage mobile user groups, as well as a number of other functions. For mobile devices that are lost or stolen, sonicsentry allows the IT administrator to centrally control and wipe out sensitive data. The product is ideally suited for networks that utilize cellular PDAs and smartphones to support staff in the field. Planned enhancements include over-the-air provisioning and configuration of devices, ideal applications for carriers that support a large number of mobile devices.
    Sonic Mobility has strategic relationships with Palm, Microsoft, RIM, NetIQ, and RSA. Sonic Mobility has over 300 customers in 14 countries, including Lockheed Martin, FedEx, Principal Financial, the U.S. State Department and the U.S. Department of Justice.
    Sonic Mobility CEO, Derek Ball, will join Avocent and will become Avocent's Director of Business Development for Mobile Solutions. He will be joined by Dayton Foster, Sonic Mobility's VP of Engineering, and the software development team. In connection with the acquisition, ten individuals who became non-executive officer employees of Avocent following the acquisition will be awarded a total of 40,000 employment inducement stock option grants by Avocent. These grants will have an exercise price equal to the closing share price today, September 1, 2004, and will vest over a period of four years under terms that are substantially similar to the 2003 Avocent Corporation Stock Option Plan that was approved by Avocent's shareholders in 2003.
    "We have already begun to integrate Sonic Mobility's mobile device solutions into future Avocent products," continued Mr. Cooper. "The combination of sonicadmin with our DSView and DSAdmin products will extend our management solutions to mobile devices. We are also excited about the potential of the continued development of sonicsentry and the large market opportunities for remote wireless management of mobile devices. We believe this is a very attractive market for Avocent and look forward to developing it with Derek Ball, Dayton Foster and the Sonic Mobility team."
    The acquisition is not expected to have a material effect on Avocent's third quarter results, except for a to-be-determined charge for acquired in-process research and development.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the development, introduction, features, benefits, and future enhancements of new products and technologies (including software for secure wireless systems administration and mobile device management), the size, growth, and leadership of the potential markets for these products and technologies in the future, the revenue and earnings from these new products and technologies in the future, engineering and design activities, and the integration and operation of Sonic Mobility. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with the acquisition and subsequent integration of businesses and technologies, risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

    CONTACT: Avocent Corporation
             Dusty Pritchett, 256-217-1300
             www.avocent.com